Exhibit 99.2

         HQ GLOBAL EDUCATION ANNOUNCES EXCHANGEABLE BOND TRANSACTION ON
                      BEHALF OF ITS PRINCIPAL SHAREHOLDER

Changsha, Hunan, China, January 19, 2011 (GLOBE NEWSWIRE) -- HQ Global Education Inc. ("HQ" or the "Company") (OTCBB:HQGE - News), which operates 10 vocational schools in China under the "HQ" brand and is one of China's leading providers of customized vocational education, announced today that a subscription agreement for an exchangeable bond was entered into between Nicestar International Limited, the Company's largest shareholder, and two investors, Seavi Equity V(B) Limited ("Seavi") and SAP Investments Limited ("SAP").

According to the Agreement, Nicestar issued to the investors an interest-free bond instrument in the amount of $10,800,000, which is exchangeable for HQGE common stock that Nicestar owns, at $3.50 per share for 2,000,000 shares and $3.80 per share for 1,000,000 shares, for a two-year period commencing on the date of issuance. As part of the process, both Seavi and SAP performed and completed due diligence at the Company. Pursuant to the Agreement, Nicestar deposited 3,000,000 HQGE common shares into a share mortgage account.

Mr. Guangwen He, the CEO of the Company, beneficially owns these shares held by Nicestar and has agreed to loan the majority of the funds to the Company to enhance new business development and for the construction of a teaching facility. As of the date of this release, the Company has not received any loan proceeds.

Seavi and SAP are the Asian affiliates of Advent International, a global private equity investment group that has raised more than US$26 billion in cumulative capital and invested in over 500 companies in 39 countries. Since 1984, Seavi Advent has invested over US$500 million into more than 100 Asian companies, from growth to late stage, as well as buyout and control transactions. Proven investment experience, strong industry knowledge, deep local resources and international reach have enabled Seavi Advent to help its portfolio companies grow aggressively and achieve high levels of success.

ABOUT HQ GLOBAL EDUCATION INC. ("HQ")

HQ provides "customized training" services to a wide array of students by operating its own private schools or cooperating with selected public vocational schools in China. By providing full educational and job placement services, the Company realizes recurring revenues, such as tuition fees, school logistics services fees, off-campus internship management fees, and job placement fees. As of August 31, 2010, there were more than 34,000 students from 25 provinces throughout China enrolled in HQ-operated schools. In line with its "customized education" approach, HQ has established contractual relationships with approximately 128 corporate clients and provides training and internship arrangements to students who upon graduation become employees of these corporate employers. HQ brand has become increasingly synonymous throughout China with superior vocational training to meet employer needs and with career fulfillment for those who aspire to become technical and skilled workers. By August 31, 2010, we have kept the record 100% replacement rate for our graduates.

For more information please visit:
http://us.lrd.yahoo.com/SIG=141gvdco4/**http%3A/www.globenewswire.com/newsroom/
ctr%3Fd=207820%26l=6%26u=http%253A%252F%252Fhq-education.com%252Fenglish%252F
index.asphttp://www.hq-education.com/english/index.asp.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

Contact:

Mr. Guangwen He
Chairman and Chief Executive Officer
HQ Global Education Inc.
www.hq-education.com
Tel: (86 731) 88873727
Fax: (86 731) 88873727

Ren Hu
Vice President
HQ Global Education Inc.
(201) 887 0415
ren.hu@hq-education.com


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Source: HQ Global Education Inc.